EXHIBIT 10_S

FIRST AMENDMENT TO THE

EXECUTIVE EMPLOYMENT AGREEMENT

WITH DAVID HARVEY

WHEREAS, Sigma-Aldrich Corporation (“Company”) and David Harvey (“Executive”) previously entered into an Executive Employment Agreement (“Agreement”) dated January 1, 2003; and

WHEREAS, the Company and the Executive desire to amend the Agreement in certain respects;

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree to amend the Agreement as follows:

1.	Section 2.3(d) of the Agreement is amended to read as follows:

(d)	The Compensation Committee shall grant to the Executive 40,000 options to purchase Company stock (with an exercise price equal to the fair market value of the Company stock on the date of grant), 25,900 shares of restricted Company stock, and a performance bonus award under which the Executive may earn up to $1,000,000 cash as of January 1, 2006. These awards shall be subject to a vesting schedule under which one-half of the value of the awards shall vest if the Executive is employed on January 1, 2006. All or a portion of the other half of the package will vest if the Executive is both employed on January 1, 2006 and the Company achieves performance goals to be established by the Board in accordance with the principles set forth in Section 2.3(e) below. If the Company achieves such performance goals in calendar years 2003, 2004, and/or 2005, 16 2/3% of the package will vest for each year such performance is achieved provided the Executive is employed on January 1, 2006. Even if the Company does not achieve the desired level of performance in each of 2003, 2004, and 2005, the other half of the package will nonetheless vest in full if the Executive is employed on January 1, 2006 and the Company achieves the desired performance for the three-year period beginning January 1, 2003 and ending January 1, 2006. Accelerated vesting of the entire package shall occur in the event of Executive’s employment termination prior to January 1, 2006 under the circumstances described in Sections 2.4(c)(ii) or 2.4(d). A pro rata portion of the awards shall vest in the event of the Executive’s death or disability prior to January 1, 2006 based upon the percentage of the three-year performance period completed prior to the Executive’s death or disability. A pro rata portion of 50% of the awards shall vest in the event of Executive’s involuntary termination without Cause prior to January 1, 2006 based upon the percentage of the three-year performance period completed prior to the Executive’s involuntary termination.

2.	The first sentence of Section 2.4(a) of the Agreement is amended to read as follows:

This Agreement shall commence on the Effective Date and terminate on January 1, 2006, unless extended prior to that date.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

SIGMA-ALDRICH CORPORATION

By:	/s/ Kirk Richter
Name:	Kirk Richter
Title:	Treasurer and Investor Relations

DAVID HARVEY

/s/ David Harvey